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                                                                    EXHIBIT 3.1


 YUKON                          BUSINESS CORPORATIONS ACT
Justice                                   FORM 3


                          CERTIFICATE OF CONTINUANCE

                             ULTRA PETROLEUM CORP.


I hereby certify that the above-mentioned corporation was continued into Yukon, as set out in the attached Articles of Continuance, under section 190 of the Business Corporations Act.


[SEAL]

Corporate Access Number: 27812                          J. Athron
Date of Continuance: 2000-03-01                ------------------------
                                                     M. Richard Roberts
                                               f/ Registrar of Corporations
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                                     YUKON
                           BUSINESS CORPORATIONS ACT
                                 (Section 190)

                                                                       Form 3-01
                            ARTICLES OF CONTINUANCE

1.   Name of Corporation:
     ULTRA PETROLEUM CORP.

2. The classes and any maximum number of shares that the Corporation is authorized to issue:
     The attached Schedule "A" is incorporated and forms part of the Articles of Continuance.

3.   RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:
     There are no restrictions on share transfers.

4.   NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS:
     Not less than one (1), nor more than seven (7)

5.   RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:
     The Corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph, telephone or irrigation company.

6.   IF CHANGE OF NAME EFFECTED, PREVIOUS NAME:

     Name at time of Incorporation: STARMARK RESOURCES LTD.:   November 14, 1979

          Name change from Starmark Resources Ltd. to
          TRANSGLOBE RESOURCES LTD.:                           April 11, 1984
          Name change from Transglobe Resources Ltd. to
          TRANSGLOBE REAL ESTATE CORP.:                        June 19, 1990
          Name change from Transglobe Real Estate Corp.
          to ULTRA PETROLEUM CORP.:                            October 21, 1993

7.   DETAILS OF INCORPORATION:

     Incorporation Date:                                        November 14, 1979
     British Columbia Company:                                  Certificate of
                                                                Incorporation No. 19979
     Name at time of Incorporation: Starmark Resources Ltd.     November 14, 1979
     Incorporating Memorandum and Articles:                     November 14, 1979

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
     Altered Memorandum - consolidated shares on a 3 for 1 basis        April 11, 1984
     Altered Articles - new form of Articles were adopted:              March 7, 1990
     Altered Articles - new form of Articles were adopted:              October 12, 1993
     Altered Memorandum - altered the authorized share capital:         July 15, 1994
     Altered Memorandum and Articles - Altered Memorandum
     increased the authorized capital by the creation of 10,000,000 preferred shares.  Articles altered by addition of Part 26 -
     Special Rights and Restrictions Attached to Preferred Shares:      December 15, 1998

8.   OTHER PROVISIONS, IF ANY:
     The attached Schedule "B" is incorporated and forms part of the Articles of Continuance.

9.   DATE: February 8, 2000

     SIGNATURE: /s/ Michael D. Watford          TITLE:  Chairman, CEO and
                ------------------------                President
                    Michael D. Watford
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                                  SCHEDULE "A"

                          ULTRA PETROLEUM CORPORATION

The classes and any maximum number of shares that the Corporation is authorized to issue:

The Corporation is authorized to issue an unlimited number of shares without nominal or par value and the authorized capital of the Corporation is to be divided into:

1. Common shares which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:

     (a)  VOTING

          Holders of common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class of shares of the Corporation are entitled to vote separately.

     (b)  DIVIDENDS

          Subject to the prior rights of the holders of preferred shares and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine and all dividends which the board of directors of the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

     (c)  PARTICIPATION IN ASSETS ON DISSOLUTION

          In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the preferred shares and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.
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2.   10,000,000 preferred shares which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:

     (a) DIRECTORS' AUTHORITY TO ISSUE IN ONE OR MORE SERIES

         The board of directors of the Corporation may issue the preferred shares at any time and from time to time in one or more series before the first shares of any particular series are issued, and shall fix the number of preferred shares in such series and, determine, subject to the limitations in the Articles, the designation, rights, privileges, restrictions and conditions attached to the shares of such series including without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the priorities thereof in relation to other shares or the priorities of other shares in relation thereto, if any, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights, if any, the conversion or exchange rights attached thereto, if any, the voting rights attached thereto, if any, and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Registrar, as defined in the Yukon Business Corporations Act, Articles of Amendment containing the description of such series including the designation, rights, privileges, restrictions and conditions attached thereto as determined by the board of directors of the Corporation.

     (b) RANKING OF PREFERRED SHARES

         No rights, privileges, restrictions or conditions attached to a series of preferred shares shall confer upon a series a priority in respect of voting dividends or return of capital over any other series of preferred shares then outstanding. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of the Corporation ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full the preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, of any, in accordance with the sums
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         that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of preferred shares of each series of the amounts of dividends and capital payable in accordance with these provisions and the rights, privileges and restrictions attached to each series of preferred shares, the holders of preferred shares shall not be entitled to share in any further distribution of the property and assets of the Corporation. The preferred shares of any series may also be given such other preferences, consistent with the Articles, over the common shares and over any other shares raking junior to the preferred shares as may be determined in the case of such series of preferred shares.

     (c)  APPROVAL OF HOLDERS OF PREFERRED SHARES

          The rights, privileges, restrictions and conditions attaching to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of the preferred shares given as hereinafter specified.

          The approval of the holders of preferred shares to add to, change or remove any rights, privilege, restriction or condition attaching to the preferred shares as a class or to any other matter requiring the consent of the holders of the preferred shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of preferred shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Yukon Business Corporations Act (as from time to time amended, varied or replaced) and prescribed in the Bylaws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of preferred shares as a class, each holder entitled to vote thereat shall have one vote in respect of each preferred share held by him.
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                                  SCHEDULE "B"

                             ULTRA PETROLEUM CORP.

Other provisions, if any:

1. A meeting of the shareholders of the Corporation may, in the Directors' unfettered discretion, be held at any location in North America and Europe specified by the Directors in the Notice of such meeting.

2. The Directors may, between annual general meetings, appoint one or more additional Directors of the Corporation to serve until the next annual general meeting, but the number of additional Directors shall not at any time exceed one third of the number of Directors who held office at the expiration of the last annual general meeting of the Corporation, provided that the total number of directors shall not exceed the maximum number of directors fixed pursuant to the Articles.